EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement") is made and entered into as of December 20, 2004 (the "Effective Date"), by and between Home Solutions of America, Inc., a Delaware corporation (the "Company") and Frank J. Fradella, an individual resident of the State of Texas (the "Executive").

WITNESSETH

WHEREAS, the Executive currently serves as the Company's Chairman, President, and Chief Executive Officer, and the Executives skills, experience, and abilities have been, and are expected to continue to be, valuable to the success of the Company's operations and profitability;

WHEREAS, the Company desires to continue to employ and retain the services of the Executive as a full-time employee in the positions of President and Chief Executive Officer of the Company, and the Executive desires to continue to work for and be employed by the Company in such positions; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will continue to be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article 1:          EMPLOYMENT TERM AND DUTIES

1.01     Employment.  The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.02     Term.  Unless earlier terminated as herein provided, the Executive's employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall end on the final day of the Term (as defined in this Section 1.02).  For purposes of this Agreement, the "Term" shall mean a period of time commencing on the Effective Date and continuing until December 31, 2007 (the "Expiration Date"); provided, however, that each year during the Term, on the anniversary of the Effective Date, the Expiration Date shall automatically be extended one additional year, unless, prior to such anniversary date, prior written notice is provided by either party to the other of his or its desire to not extend the Expiration Date.

1.03     Duties and Services.  The Executive will be employed as the President and Chief Executive Officer of the Company, and will have such duties and perform such services as are customary with such positions, or as otherwise requested by management officials senior in authority to the Executive.  The Executive will devote at least 90% of his business time, attention, skill, and energy exclusively to the business of the Company.

Article 2:          COMPENSATION

2.01     Salary. Subject to the provisions of Article 4 of this Agreement that relate to compensation of the Executive following the termination of the Employment Period (as defined in Article 8 of this Agreement), the Executive will be paid an annual base salary of $250,000 (such amount, as it may be increased from time to time, is hereinafter referred to as "Salary") for the duration of the Term.  The Company shall withhold from each installment of the Salary all applicable federal, state, and local income and other payroll taxes.  The Board of Directors of the Company will consider annually, whether or not to increase the salary of the Executive.

2.02     Benefits.  For the duration of the Employment Period and as otherwise set forth herein, the Executive and his dependents (if applicable), will be permitted to participate in such pension, bonus, health insurance, disability income insurance, and other employee benefit plans of the Company (including the health insurance policy set forth in Section 2.03) (collectively, "Benefits") that may be in effect from time to time to the extent the Executive and his dependents are eligible for participation under the terms of such plans.

2.03     Life Insurance Policy.  Upon the execution of this Agreement, the Company shall obtain a key-man term life insurance policy on the life of the Executive, with a $3,000,000 policy amount, which policy shall have two beneficiaries:  (a) 50% of the policy shall be paid to a beneficiary designated by the Executive; and (b) 50% of the policy shall be paid to the Company as a beneficiary.

2.04     Annual Bonus Pool.  Each year the Company and the Company's Board of Directors shall provide the Executive with sufficient cash to establish a bonus pool and pay bonuses based on a targeted EBITDA calculation (such bonus pool shall not be less than 5% of EBITDA if the target EBITDA is achieved) approved by the Company's Board of Directors (which calculation shall be verified by the Company's outside auditors), to be disbursed among the Company's management team (90% of such amount shall be available for payment on January 31, and the remainder shall be paid upon the completion of the Company's annual audit) at the Executive's sole discretion, but possibly in the following percentages:  60% to the Executive, 30% to the Company's Chief Financial Officer, and 10% to the Company's Controller.

2.05          Company Sale Bonus.  Upon any type of transaction that results in 50.1% of the Company's assets or voting control changing hands (a "Qualified Transaction"), the Company shall pay the Executive, simultaneous with the closing of the Qualified Transaction, a bonus (in kind or in cash, at the option of the Company) equal to the percentages set forth below of the amount by which the valuation of the Company in the Qualified Transaction exceeds the average market capitalization of the Company during the 90 days immediately prior to the announcement of the Qualified Transaction (the "Market Capital Premium"):

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                                                            Management Bonus as a %
                        Market Capital Premium      of the Market Capital Premium

0%-9.9%                                      0%
10%-19.9%                                  5%
20%-29.9%                                  7%
30%-39.9%                                  10%
40% or above                               15%

2.05     Special Bonus.  Upon approval by the Company's Board of Directors, the Company shall deliver the following consideration to the Executive, as a bonus:  (a) 84,586 shares of common stock, $.001 par value ("Common Stock"), of the Company; and (b) $50,000 cash.

2.06     Stock Options.  Upon the execution of this Agreement and the stock option agreement in the form attached hereto as Exhibit A (the "Stock Option Agreement"), the Executive shall receive a stock option to purchase 750,000 shares of Common Stock, subject to the terms and conditions contained within the Stock Option Agreement.

Article 3:          FACILITIES AND EXPENSES

The Executive will use the office space, equipment, supplies, and such other facilities, property, and personnel as are currently being provided by the Company for such purposes to perform his duties under this Agreement.  The Company will reimburse the Executive for reasonable expenses incurred by the Executive in the performance of his duties in accordance with the Company's employment policies in effect from time to time; provided, however, that the Executive must file written expense reports with respect to such expenses, in accordance with the Company's employment policies, before the Executive may receive such reimbursement.

Article 4:          TERMINATION

4.01     Termination of Employment Period.

(a)        Death of the Executive.  The Employment Period shall terminate immediately and automatically upon the death of the Executive.

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(b)        Termination by the Company.  The Company may terminate the Employment Period (i) immediately upon the delivery of a Notice of Termination (as defined in Section 4.01(d) of this Agreement) by the Company to the Executive setting forth the facts that indicate that a determination has been made that the Executive has a Disability in accordance with Section 4.02 of this Agreement; (ii) immediately upon delivery of a Notice of Termination by the Company to the Executive setting forth the facts that indicate that an event constituting Cause (as defined in Section 4.03 of this Agreement) has occurred, or on such later date as may be set forth in such Notice of Termination; or (iii) at any time without Cause effective as of the 30th day following the delivery of a Notice of Termination by the Company to the Executive, or on such later date as may be set forth in such Notice of Termination.

(c)        Termination by the Executive.  The Executive may terminate the Employment Period (i) immediately upon delivery of a Notice of Termination by the Executive to the Company setting forth facts that indicate that an event constituting Good Reason (as defined in Section 4.04 of this Agreement) has occurred within the 30 days immediately prior to the date of delivery of such Notice of Termination, or (ii) immediately upon his resignation for any reason other than Good Reason.

                        (d)        Notice of Termination.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice (delivered in accordance with Section 7.06 herein) that indicates the specific termination provision in this Agreement upon which the person intending to terminate the Employment Period is relying and sets forth in reasonable detail the facts and circumstances that provide a basis for termination of the Employment Period under such termination provision.

4.02     Definition of "Disability."  For purposes of this Agreement, the Executive will be deemed to have a "Disability" under any of the following conditions: (a) for physical or mental reasons, the Executive is unable to render and perform substantially and continuously the Executive's duties and services as required by this Agreement for 12 consecutive weeks, or for 16 nonconsecutive weeks during any 12-month period, or (b) the prognosis or recommendations of the Examining Doctor (as defined in this Section 4.02) are such that the Executive would be unable to render and perform substantially and continuously the Executive's duties and services under this Agreement for 12 consecutive weeks, or for 16 nonconsecutive weeks during any 12-month period.  Upon the request of either party hereto following written notice to the other, the Disability of the Executive will be determined by a medical doctor (the "Examining Doctor") who shall be selected as follows: the Company and the Executive shall each select a medical doctor, and those two medical doctors will select a third medical doctor who will be the Examining Doctor.  The determination of the Examining Doctor as to whether or not the Executive has a Disability will be binding on both parties hereto.  The Executive must submit to a reasonable number of examinations by the Examining Doctor, and the Executive hereby authorizes the disclosure and release to the Company of such determination and the results of such examinations.  If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead under this Section 4.02 for the purposes of submitting the Executive to examinations and providing any such authorizations of disclosure.

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4.03     Definition of "Cause."  For purposes of this Agreement, "Cause" shall mean: (a) the Executive's material and persistent failure to perform his duties and services in accordance with this Agreement, unless such failure is due to the Executive's Disability, or the Executive's material violation of this Agreement or any material inaccuracy of any representation or warranty of the Executive contained herein, unless, for any such failure, violation, or inaccuracy that is capable of being cured, the Executive cures such failure, violation, or inaccuracy within 10 days of the Company providing written notice to the Executive of such failure, violation, or inaccuracy; (b) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (c) the theft, fraud, or embezzlement of any of the real or personal property, tangible or intangible, of the Company or any of its Affiliates; (d) the commission of an act of fraud upon, or bad faith or willful misconduct toward, the Company or any of its Affiliates; (e) conduct constituting gross negligence or recklessness, as determined by the  Company in its sole but reasonable discretion, that is materially injurious to the Company, a customer of the Company, or any of the Company's Affiliates; or (f) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.  The Board of Directors of Company shall determine on behalf of Company whether "Cause" exists.

4.04     Definition of "Good Reason."  For the purposes of this Agreement, the phrase "Good Reason" means (i) the Company's material breach of this Agreement and the Company's failure to remedy such breach within 10 days following the delivery of written notice of such breach by the Executive to the Company; (ii) the assignment by the Company to the Executive, without the prior written consent of the Executive, of responsibilities or duties that are substantially different from the duties and services set forth in Section 1.03 of this Agreement; or (iii) demotion in rank, title or duties (except with regard to the title of "President", which the Company may assign to another individual without constituting "Good  Reason" hereunder).

4.05     Effect of Termination of Employment Period; Post-Termination Benefits.  Upon the termination of the Employment Period in accordance with Section 4.01 of this Agreement, the Executive's obligation to render to the Company the services described in Section 1.03 of this Agreement shall cease (although the Term shall not terminate), and the Company shall pay the Executive or, in the event of his death while amounts remain payable hereunder, his Designated Beneficiary (as defined in this Section 4.05), if at all, as follows:

                       (a)        Termination by the Company with Cause or by the Executive without Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(ii) or Section 4.01(c)(ii) of this Agreement, the Executive will be entitled to receive solely that portion of his Salary, payable in accordance with the Company's normal payroll practices, accrued by the Executive as of the date of the termination of the Employment Period; provided, however, that the Executive shall not receive, and shall not be entitled to receive, any Salary or Benefits (except for Salary and Benefits accrued prior to the date of the termination of the Employment Period) during the remainder of the Term following such termination, or thereafter, except as otherwise required in accordance with federal or state law or the terms of the plans governing the benefits provided hereunder.

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                       (b)        Termination by the Company without Cause or by the Executive with Good Reason.  If the Employment Period is terminated in accordance with Section 4.01(b)(iii) or Section 4.01(c)(i) of this Agreement, the Company shall pay the Executive the Salary and the Benefits for the remainder of the Term.  In addition, notwithstanding any provision in this agreement or any stock option agreement between the Executive and the Company to the contrary, upon a termination without Cause (i) all stock options previously granted to the Executive shall immediately vest, (ii) all such stock option agreements shall be amended, if necessary, to include a cashless exercise provision, and (iii) upon the written request of the Executive, the Company shall be required to immediately register all shares of Common Stock underlying such stock options that are not registered under an effective registration statement at such time.

(c)        Termination upon Death or Disability. If the Employment Period is terminated in accordance with Section 4.01(a) or Section 4.01(b)(i), the Company will pay to the disabled Executive or to the Executive's Designated Beneficiary, as the case may be, in accordance with its normal payroll practices, the customary installments of the Salary and the Benefits that were provided to the Executive during the Employment Period, if applicable, until the earlier of the Expiration Date or the 90th day following the date of the Executive's death or the date of the determination by the Examining Doctor that the Executive has a Disability, as the case may be.  Following such date, the Executive or the Executive's Designated Beneficiary shall have no right to receive, and the Company shall have no further obligation to pay to the Executive, further monthly installments of Salary or Benefits; provided, however, that, in the event the Executive is determined to have a Disability, the Company has maintained the disability income insurance referred to in Section 2.02 of this Agreement and the Executive is entitled to benefits under that insurance.  In the event the Company has not maintained such disability income insurance, then the Company shall continue to pay the Salary and the Benefits to the Executive for the remainder of the Term.  For the purposes of this Agreement, the Executive's "Designated Beneficiary" means such individual beneficiary or trust, located at such address as the Executive may designate by written notice to the Company from time to time or, if the Executive fails to give written notice to the Company of such a beneficiary, the Executive's estate; provided, however, that, notwithstanding the preceding sentence, the Company shall have no duty under any circumstances to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive's personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(d)        Accrued Benefits.  Unless otherwise required by this Agreement, federal or state law, or the terms of the relevant plans providing Benefits hereunder, the Executive's accrual of the Benefits pursuant to Section 2.02 hereof will cease on the date of the termination of the Employment Period, and the Executive will thereafter be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

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Article 5:          NON-DISCLOSURE COVENANT

5.01     Confidential Information Defined.  For the purposes of this Article 5, the phrase "Confidential Information" means any and all of the following: trade secrets concerning the business and affairs of the Company or its Affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code, machine code, and source code), computer software and database technologies, systems, structures, and architecture (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, and methods); information concerning the business and affairs of the Company or its Affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training techniques and materials, however documented); and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its Affiliates containing or based, in whole or in part, on any information included in the foregoing.  Notwithstanding the foregoing, Confidential Information shall not include any information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure of such information by the Executive or any other person under a duty to keep such information confidential.

5.02     Acknowledgment by the Executive.  The Executive acknowledges that (a) during the Employment Period and as part of his employment, the Executive will be afforded access to Confidential Information that the Company has devoted substantial time, effort, and resources to develop and compile; (b) public disclosure of such Confidential Information would have an adverse effect on the Company and its business; (c) the Company would not disclose such information to the Executive, nor employ or continue to employ the Executive without the agreements and covenants set forth in this Article 5; and (d) the provisions of this Article 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

5.03     Maintaining Confidential Information.  In consideration of the compensation and benefits to be paid or provided to the Executive by the Company under this Agreement and the acknowledgments set forth above, the Executive, during the Employment Period, the Term, and at all times thereafter, agrees and covenants as follows:

(a)        Company Information.  The Executive will hold in strictest confidence the Confidential Information and will not disclose it to any Person (defined below) except with the specific prior written consent of the Company or as may be required by court order, law, government agencies with which the Company deals in the ordinary course of its business, or except as otherwise expressly permitted by the terms of this Agreement.  Any trade secrets of the Company will be entitled to all of the protections and benefits afforded under applicable laws.  If any information that the Company deems to be a trade secret is ruled by a court of competent jurisdiction not to be a trade secret, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.  The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security.  The Executive will not remove from the Company's premises or record (regardless of the media) any Confidential Information of the Company or its Affiliates, except to the extent such removal or recording is necessary for the performance of the Executive's duties.  The Executive acknowledges and agrees that all Confidential Information, and physical embodiments thereof, whether or not developed by the Executive, are the exclusive property of the Company or its Affiliates, as the case may be.

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(b)        Third Party Information.  The Executive recognizes that the Company and its Affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that he owes the Company, its Affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person (except as necessary in carrying out his duties for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company or its Affiliate, as the case may be.

(c)        Returning Company Documents.  The Executive agrees that, at the time of the termination of the Employment Period, he will deliver to the Company  (and will not keep in his possession or deliver to any other Person) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to the Company or any of its Affiliates, and their respective successors or assigns, regardless of whether such items are represented in tangible, electronic, digital, magnetic or any other media.  In the event of the termination of the Employment Period, the Executive agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit B.

5.04     Disputes or Controversies.  The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court or other third party, the preservation of the secrecy of Confidential Information may be jeopardized.  All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

Article 6:          NON-COMPETITION AND NON-INTERFERENCE

6.01     Covenants Regarding Competitive Protection. The Company and the Executive hereby mutually agree that the nature of the Company's business and the Executive's employment hereunder are based on the Company's goodwill, public perception, and customer relations.  Therefore, in consideration of the acknowledgments set forth in Section 5.02 herein and the compensation and benefits to be paid to the Executive pursuant to this Agreement, the Executive hereby agrees and covenants to each and all of the following:

(a)        Noncompete.  For the duration of the Restricted Period, the Executive will not, directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to or render services or advice to, any business engaged or about to become engaged in the Business of the Company, or any of its Affiliates, in the Market Area.  For purposes of this Agreement, the "Business" of the Company is providing specialty residential services.

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(b)        Solicitation of Customers.  For the duration of the Restricted Period, the Executive hereby covenants and agrees that he will not, either directly or through an Affiliate, solicit any Person that is a Current Customer (defined below) of the Company or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Company or its Affiliates.

(c)        Solicitation of Employees.  For the duration of the Restricted Period, the Executive hereby agrees not to employ, either directly or through an Affiliate, any current employee of the Company or its Affiliates or any individual who was an employee of the Company or its Affiliates at any time during Term, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of the Company or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Company or its Affiliates.

(d)        Solicitation of Vendors.  For the duration of the Restricted Period, the Executive hereby agrees not to solicit, either directly or through an Affiliate, a current vendor or supplier of the Company or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Company or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to the Company or its Affiliates.

(e)        Interference.  For the duration of the Restricted Period, the Executive hereby agrees not to interfere with the Company's relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Company or its Affiliates.

(f)         Restricted Period.  For purposes of this Section 6.01, the term "Restricted Period" means the period commencing with the Effective Date and terminating on the latter of (i) the Expiration Date, or (ii) the final date that the Executive receives severance compensation from the Company following the termination of the Executive's employment with the Company.

(g)        Market Area.  For purposes of this Section 6.01, the term "Market Area" means the States of Texas, Florida, California, and any other state or province in which the Company or its Affiliates have provided goods or services within the twelve months prior to the earlier of (i) the last day of the Employment Period or (ii) the Expiration Date.

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6.02     Scope.  The Executive acknowledges and agrees that the geographic area, length and scope of the restrictions contained in Section 6.01 are reasonable and necessary to protect the legitimate business interests of the Company.  The duration of the agreements contained in Section 6.01 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system.  The Company may, at any time on written notice approved by its Board of Directors, reduce the geographic area, length or scope of any restrictions contained in Section 6.01 and, thereafter, the Executive shall comply with the restriction as so reduced, subject to subsequent reductions.  If any covenant in Section 6.01 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.  In the event of termination of the Executive's employment with the Company for any reason, the Executive consents to the Company communicating with the Executive's new Company, any entity in the Business or through or in connection with which the Executive is restricted hereunder, or any other party about the restrictions and obligations imposed on the Executive under this Agreement.

Article 7:          GENERAL PROVISIONS

7.01     Injunctive Relief and Additional Remedy.  The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Articles 5 and 6 hereof might be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy.  Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Articles 5 and 6 hereof.

7.02     Covenants of Articles 5 and 6 are Essential and Independent Covenants.  The covenants by the Executive in Articles 5 and 6 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement or employed or continued the employment of the Executive.  The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Company.  If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Articles 5 and 6.

7.03     Representations and Warranties by the Executive.  The Executive represents and warrants to the Company that (a) the Executive has never taken any action of the types set forth in Section 4.03(b) though (f) and (b) the execution and delivery by the Executive of this Agreement does not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

7.04     Obligations Contingent on Performance.  The obligations of the Company hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

7.05     Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.  The covenants of the Executive under this Agreement, being personal, may not be delegated.

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7.06     Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or, (d) mailed by registered or certified mail, postage prepaid and return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Company:	Home Solutions of America, Inc. 5565 Red Bird Center Drive, Suite 150 Dallas, TX 75237 Facsimile: (214) 333-9435
With a copy to:	J. Paul Caver, Esq. 2724 Routh Street Dallas, Texas 75201 Facsimile: (214) 468-8867
If to the Executive:	Frank J. Fradella 18 miles south on Hwy 83 - YO Ranch Mountain Home, TX 78058
With a copy to:	14 Ibis Lane Mandeville, LA 70471

7.07     Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be amended orally; but only by an agreement in writing signed by the parties hereto.

7.08     GOVERNING LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF.  VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE PROPER EXCLUSIVELY IN DALLAS COUNTY, TEXAS.

7.09     Headings; Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to "Article,"  "Articles," "Section," or "Sections" refer to the corresponding Article, Articles, Section, or Sections of this Agreement unless otherwise specified.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

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7.10     Severability.  If any provision of this Agreement is held invalid or unenforceable by an arbitrator or any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.11     Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.12     Survival of Obligations.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term shall survive such expiration.

7.13     Withholding and Set Off.  All payments and benefits made or provided under this Agreement shall be subject to withholding as required under applicable law.  The Company is further authorized to withhold and setoff against any such payments and benefits any amounts that the Executive may come to owe the Company, whether as a result of any breach of this Agreement or otherwise.

7.14     Arbitration. Any controversy or claim arising out of or relating to this Agreement, or violation of this Agreement, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment rendered by the arbitrator may be entered in any court having jurisdiction thereover. The arbitration shall be conducted in Dallas, Texas, unless otherwise agreed by the parties thereto. The arbitrator shall be deemed to possess the power to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7.14 shall be construed as to deny the Company the right and power to seek and obtain injunctive relief in a court of competent jurisdiction for any breach or threatened breach of the restrictive covenants contained in this Agreement.

Article 8:          CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:

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"Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals.  For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity.  A Person shall be presumed to control any partnership of which such Person is a general partner.

"Current Customer" shall mean any Person who is currently utilizing any product or service sold or provided by the Company through the facility managed by the Executive; any Person who utilized any such product or service within the previous 12 months; and any Person with whom the Company or any of its Affiliates is currently conducting negotiations concerning the utilization of such products or services.

"Employment Period" shall mean the period during which the Executive has an obligation to render to the Company all or any portion of the services described in Section 1.03 of this Agreement.  The Employment Period shall in no event, however, extend past the Expiration Date.

"Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:

HOME SOLUTIONS OF AMERICA, INC.

By: ___________________________
      Rick J. O'Brien
      Chief Financial Officer

EXECUTIVE:

____________________________________
Frank J. Fradella

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EXHIBIT A

FORM OF STOCK OPTION AGREEMENT

Exhibit A

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that the undersigned has complied with all the terms of the Executive Employment Agreement (the "Employment Agreement") signed by the undersigned with Home Solutions of America, Inc. (the "Company").   It is further certified that the undersigned does not possess, nor has the undersigned failed to return to the Executive any Confidential Information (as defined in the Employment Agreement).  It is further certified that the undersigned has destroyed all tangible copies and have erased any electronic, digital, or magnetic representations or manifestations of the foregoing.  The undersigned further agrees that, in compliance with the Employment Agreement, the undersigned will preserve as confidential all Confidential Information and information of third parties as provided in the Employment Agreement.

Date:    ______________________

__________________________________________
Frank J. Fradella

Exhibit B